THE ROYCE FUND
                  1414 Avenue of the Americas
                    New York, New York 10019



                                        March    , 1998


Mr. Charles M. Royce
1414 Avenue of the Americas
New York, New York 10019

Dear Mr. Royce:

      The Royce Fund (the "Trust") hereby accepts your offer to purchase 200 shares of beneficial interest of the Royce Special Equity Fund, a series of the Trust, at $5.00 per share, for an aggregate purchase price of $1,000.00, subject to the understanding that you have no present intention of redeeming or selling the shares so acquired.


                                        Sincerely,

                                        THE ROYCE FUND



                                   By:  __________________________
                                             Charles M. Royce
                                             President


Agreed:

      I, Charles M. Royce, hereby agree to purchase the shares of beneficial interest covered under the above letter agreement. I acknowledge that I have no present intention of redeeming or selling any of the 200 shares of the Royce Special Equity Fund covered by such letter agreement.


                                        __________________________
                                        Charles M. Royce